Exhibit B

CONFIDENTIAL TREATMENT REQUESTED

Certain information identified in brackets is subject to a confidential treatment request and has been excluded from the exhibit because it is not material, is customarily kept private by the parties, and has not been disclosed by the parties. The information has been filed separately with the Commission.

SIDE LETTER

August 16, 2022

This Side Letter dated as of August 16, 2022 (this “Side Letter”) is being entered into between SK ecoplant Co., Ltd. (the “Investor”) and Bloom Energy Corporation (the “Company”).

Background

1. The parties to this Side Letter have entered into the Securities Purchase Agreement dated as of October 23, 2021 (the “SPA”), pursuant to which the Investor has delivered to the Company the Second Tranche Exercise Notice.

2. The parties to this Side Letter wish to (i) enter into certain agreements related to the Second Closing as set forth below and (ii) amend the SPA in accordance with Section 14.6 of the SPA. To the extent provisions of this Side Letter differ from those of the SPA, this Side Letter will govern and these changes will be deemed to be amendments to the SPA.

3. All capitalized terms that are not defined in this Side Letter have the meaning given to them in the SPA.

Agreement

In consideration of the mutual agreements and consideration contained in and contemplated by this Side Letter, the parties hereto agree as follows:

1. Schedule of Second Closing. With respect to, and in connection with, the Second Closing, the parties agree as follows:

(a) Schedule. The payment by the Investor for the Second Closing and the Second Closing shall be the later of (i) December 6, 2022 and (ii) clearance under the HSR Act of the sale of the Second Tranche Shares as contemplated by the Second Tranche Exercise Notice.

(b) HSR Deadline. The deadline for the parties hereto for the filing or submission with the FTC and the DOJ with respect to the Second Tranche purchase is 20 Business Days after the date of the Second Tranche Exercise Notice.

(c) Advanced Payment. The Company has an option of having the Investor make an advanced payment of $ 100,000,000 for the Second Tranche Purchase Price as set forth in this clause (c). If the Company elects that option, then it will be required to so by written notice to the Investor (the “Advanced Payment Notice”), whereupon the Investor agrees that it will pay to the Company such advanced payment for the Second Tranche Purchase Price within nine (9) Business Days following its receipt of such Advanced Payment Notice. On the date of the Second Closing, the Company shall pay $1,250,000 as interest, which interest shall be payable in cash without set-off against the Second Tranche Purchase Price. The forms and substance of the advanced payment will be agreed upon by the parties, working in good faith together to have a document that memorializes the parties’ understanding in this regard.

(d) Purchase Orders. The investor will issue purchase orders for [REDACTED]1, in the aggregate, of Energy Servers at the price of [REDACTED]2 by September 30, 2022 and pay the purchase price in respect thereof to the Company by January 31, 2023.

2. Press Release. The Company will issue a press release announcing the Second Closing, on, but not before, the date of the Second Closing, with the prior consultation of the Investor regarding the contents of the press release.

3. MNPI Confirmation. The Company hereby confirms to the Investor that the information communicated by the Company to the Investor regarding Project Columbia is not “material” information at this time, (within the meaning of U.S. federal securities laws).

4. Miscellaneous. Sections 14.1 through and including 14.16 are hereby incorporated by reference into this Side Letter, provided that: (a) Section 14.4 is not incorporated by reference into this Side Letter; (2) the term “Agreement” in the incorporated Sections means this Side Letter; (3) in Section 14.5 (Entire Agreement), the term “Transaction Documents” includes this Side Letter; and (4) with such other changes, mutatis mutandis, as intended.

The parties to this Side Letter have entered into it as of the first date above.

BLOOM ENERGY CORPORATION

/s/ Greg Cameron
Name:	Greg Cameron
Title:	Chief Financial Officer

SK ECOPLANT CO., LTD.

/s/ Wangjae (Justin) Lee
Name:	Wangjae (Justin) Lee
Title:	Managing Director of Eco Energy BU

[1]	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.
[2]	Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.